Exhibit 99.1
FOR IMMEDIATE RELEASE:
PACKAGING CORPORATION OF AMERICA REPORTS EXPLOSION AND THREE FATALITIES AT ITS TOMAHAWK, WISCONSIN PAPER MILL
Lake Forest, IL July 29, 2008 — Packaging Corporation of America (NYSE: PKG) reports that on Tuesday, July 29, 2008 at approximately 1:30 pm CST, an explosion occurred in a recycled fiber storage tank at its Tomahawk, Wisconsin paper mill which resulted in three fatalities. The three individuals were employees who were engaged in maintenance activities on top of the tank when the explosion occurred. A fourth employee, who was standing on a platform at a lower level of the tank was injured. The exact cause of the explosion is not known and is under investigation.
Names of the deceased and injured employees have not been released pending notification to their families.
Further information will be released, as appropriate, when it becomes available.